Exhibit 23.3

Consent to be Named as Director Nominee

I hereby consent to being named as a nominee to the board of directors of Voyager Pharmaceutical Corporation in its Registration Statement on Form S-1 and any and all amendments and supplements thereto, to be filed with the Securities and Exchange Commission, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ James D. Artman
James D. Artman

Dated: September 8, 2005